Exhibit 99.2

STAAR Surgical Gains Supplemental Lens Approval for EVO Visian ICL to Target Post-Cataract Market Opportunity

CE Mark Approval for EVO Visian ICL Product Family as a Supplemental Lens Offers Unhappy Cataract Patients Opportunity to Achieve Visual Freedom

CE Mark Addresses Post-Cataract-Surgery Myopia, Hyperopia and Astigmatism Patients with Residual Refractive Error

LAKE FOREST, CA, January 13, 2020--- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye, is today announcing the Company has gained CE Mark approval for use of its ICL as a supplemental or “piggyback” lens in post-cataract IOL surgery patients (pseudophakics). A supplemental EVO ICL is placed in front of the cataract IOL lens in post-cataract patients just like the EVO ICL is placed in front of the human crystalline lens in refractive patients.  The EVO ICL in the post-cataract patient is supplemental to the cataract IOL. The approval is for STAAR’s EVO/EVO+ and VISIAN® Implantable Collamer® Lenses for myopia and hyperopia, and EVO/EVO+ and VISIAN® Toric implantable Collamer® Lenses for myopia and hyperopia with astigmatism.

Approximately 28 million eyes undergo cataract surgery each year globally.1 Data from the European Registry of Quality Outcomes for Cataract and Refractive Surgery suggest that at least 13% of cataract patients have significant residual postoperative refractive error that may be corrected.2 Additional data suggests that up to 21% of patients with a history of corneal refractive surgery, including prior LASIK or RK, may need an enhancement procedure to achieve acceptable vision without eyeglasses or disposable contact lenses.3

“EVO ICL, implanted as a supplemental lens, offers an important safety net for a cataract patient’s vision and provides the opportunity for excellent uncorrected visual acuity and a spectacle-free lifestyle,” said ophthalmologist Dr. Mark Packer, President of Mark Packer MD Consulting, Inc. “Multiple authors of peer-reviewed, scientific publications have already reported successful deployment of the EVO ICL as a supplemental lens for the correction of residual refractive error following cataract surgery. The ability to enhance the outcomes of cataract surgery is essential for the success of a cataract surgeon’s practice, particularly when caring for patients who have already demonstrated their commitment to a spectacle-free lifestyle by having had LASIK when they were younger. The outstanding effectiveness and demonstrated safety of EVO implantation in phakic eyes make EVO an excellent choice for correction of residual pseudophakic refractive error, especially in those eyes with a history of prior corneal refractive surgery. Regulatory approval of the EVO ICL family of lenses for use as a supplemental lens will now provide surgeons with greater confidence to use this critical tool to help patients who are dissatisfied with residual refractive error after cataract surgery.”

Globally, an estimated 131 million eyes had cataract surgery for the five-year period from 2015 through 2019 according to Market Scope, an independent Healthcare data market research firm.4

“The ICL’s new CE Mark approval expands the indications for the EVO Visian ICL product family to include a much-needed therapeutic option for the population of post-surgery cataract patients that find themselves back in glasses or contact lenses,” said Caren Mason, President & CEO of STAAR Surgical. “This new approval demonstrates the safety,

1 Market Scope, September 2019.

2 Lundström M, Barry P, Henry Y, Rosen P, Stenevi U. Evidence-based guidelines for cataract surgery: guidelines based on data in the European Registry of Quality Outcomes for Cataract and Refractive Surgery database. J Cataract Refract Surg. 2012;38(6):1086–1093.

3 Vrijman V, van der Linden J W, van der Meulen I J E, et al. Multifocal intraocular lens implantation after previous corneal refractive laser surgery for myopia. J Cataract Refract Surg 2017 Jul;43(7):909-914.

4 Market Scope, IOL Market Report, A Global Analysis, 2016, 2017, 2018, 2019.

versatility and significant market opportunity for our EVO ICL family of lenses and supports those surgeons who are actively building lens-based practices.”

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 30 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on eyeglasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL”, which includes the EVO Visian ICL™ product line. More than 1,000,000 Visian® ICLs have been implanted to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL go to: www.discovericl.com.  Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

Forward-Looking Statements

This news release contains forward-looking statements.  These statements include but are not limited to statements regarding the market opportunity and potential commercial and medical significance of the EVO Visian ICL family of products in the market, and our ability to obtain and maintain regulatory market approval.  Forward-looking statements are based on our current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements.  Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of STAAR’s control and difficult to forecast that may cause actual results to differ materially from those that may be described or implied in the forward-looking statements.  STAAR cannot be certain about the commercial success of the Visian ICL family of products in any market.  For a discussion of certain other risks, uncertainties and other factors affecting the statements contained in this news release, see STAAR’s Annual Report on Form 10-K for the year ended December 28, 2018, under the caption “Risk Factors,” which is on file with the SEC and available in the “Investor Information” section of STAAR’s website under the heading “SEC Filings”.  Except as required by law, STAAR assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements.  STAAR nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this news release.  No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

CONTACT:Investors & Media

Brian Moore

Sr. Director, Investor, Media Relations and Corporate Development

(626) 303-7902, Ext. 3023

bmoore@staar.com